Cathay General Bancorp Announces Second Quarter 2015 Results

LOS ANGELES, July 21, 2015 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank, today announced net income of $45.2 million, or $0.56 per share, for the second quarter of 2015.

FINANCIAL PERFORMANCE

	Three months ended June 30,
	2015	2014
Net income	$45.2 million	$35.1 million
Basic earnings per common share	$0.57	$0.44
Diluted earnings per common share	$0.56	$0.44
Return on average assets	1.56%	1.29%
Return on average total stockholders' equity	10.93%	9.25%
Efficiency ratio	47.41%	44.92%

SECOND QUARTER HIGHLIGHTS

  Diluted earnings per share increased 27.3% to $0.56 per share for the second quarter of 2015 compared to $0.44 per share for the same quarter a year ago.
  Total loans increased $277.2 million, or 3.0%, in the second quarter of 2015, to $9.5 billion at June 30, 2015, compared to $9.2 billion at March 31, 2015, and $8.9 billion at December 31, 2014.

"In the second quarter, both our deposit and loan growth continued to be solid. Our loan growth for the second quarter of 2015 was $277 million, or 12% annualized, and deposit growth was $226 million, or 10% annualized," commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

"We are also pleased that our net interest margin for the quarter has increased to 3.51%, reflecting the impact of strong loan growth as well as a special dividend from the Federal Home Loan Bank. Cathay has received all required bank regulatory approvals for its merger with Asia Bancshares and on July 17, 2015, Asia Bancshares shareholders approved the merger with Cathay. The closing is expected to occur on July 31, 2015, subject to the satisfaction of remaining closing conditions," concluded Dunson Cheng.

SECOND QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended June 30, 2015, was $45.2 million, an increase of $10.1 million, or 28.8%, compared to net income of $35.1 million for the same quarter a year ago. Diluted earnings per share for the quarter ended June 30, 2015, was $0.56 compared to $0.44 for the same quarter a year ago due primarily to an increase in net interest income and a lower effective tax rate forecasted for 2015.

Return on average stockholders' equity was 10.93% and return on average assets was 1.56% for the quarter ended June 30, 2015, compared to a return on average stockholders' equity of 9.25% and a return on average assets of 1.29% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $9.2 million, or 10.7%, to $94.8 million during the second quarter of 2015 compared to $85.6 million during the same quarter a year ago. The increase was due primarily to the increase in loan interest income, the decrease in interest expense from securities sold under agreements to repurchase, and the special dividend distributed by the Federal Home Loan Bank, partially offset by the decrease in interest income from investment securities.

The net interest margin was 3.51% for the second quarter of 2015, compared to 3.41% for the first quarter of 2015 and 3.37% for the second quarter of 2014. The increase in the net interest margin was due to the impact from the increase in loans, the decrease in securities sold under agreements to repurchase, and the special dividend distributed by the Federal Home Loan Bank.

For the second quarter of 2015, the yield on average interest-earning assets was 4.16%, the cost of funds on average interest-bearing liabilities was 0.87%, and the cost of interest bearing deposits was 0.65%. In comparison, for the second quarter of 2014, the yield on average interest-earning assets was 4.13%, the cost of funds on average interest-bearing liabilities was 1.00%, and the cost of interest bearing deposits was 0.66%. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, increased to 3.29% for the quarter ended June 30, 2015, from 3.13% for the same quarter a year ago.

Provision for credit losses

Provision for credit losses was a credit of $2.2 million for the second quarter of 2015 compared to a credit of $3.7 million for the second quarter of 2014. The provision for credit losses was based on the review of the appropriateness of the allowance for loan losses at June 30, 2015. The provision or reversal for credit losses represents the charge against or benefit toward current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio, including unfunded commitments. The following table summarizes the charge-offs and recoveries for the periods indicated:

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
	(In thousands)
Charge-offs:
Commercial loans	$ 2,580	$ 114	$ 3,444	$ 7,340
Construction loans	-	1,813	-	1,813
Real estate loans (1)	77	648	3,677	2,424
Total charge-offs	2,657	2,575	7,121	11,577
Recoveries:
Commercial loans	$ 231	4,682	2,478	6,704
Construction loans	52	-	122	25
Real estate loans (1)	1,873	1,532	3,688	4,107
Total recoveries	2,156	6,214	6,288	10,836
Net charge-offs/(recoveries)	$ 501	$ (3,639)	$ 833	$ 741

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $5.6 million for the second quarter of 2015, a decrease of $3.4 million, or 37.7%, compared to $9.0 million for the second quarter of 2014. The decrease in non-interest income in the second quarter of 2015 was primarily due to $3.3 million of net securities losses recorded in the second quarter of 2015.

Non-interest expense

Non-interest expense increased $5.1 million, or 11.9%, to $47.6 million in the second quarter of 2015 compared to $42.5 million in the same quarter a year ago. The increase in non-interest expense in the second quarter of 2015 was primarily due to increases of $4.5 million in amortization of investments in affordable housing and alternative energy partnerships, $1.1 million in salaries and employee benefits, and $1.0 million in professional services expenses, offset by a $1.4 million decrease in other real estate owned expenses. The efficiency ratio was 47.41% in the second quarter of 2015 compared to 44.92% for the same quarter a year ago.

Income taxes

The effective tax rate for the second quarter of 2015 was 17.7% compared to 37.2% for the second quarter of 2014. The effective tax rate includes the impact of the utilization of low income housing tax credits and alternative energy tax credits.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $9.50 billion at June 30, 2015, an increase of $587.9 million, or 6.6%, from $8.91 billion at December 31, 2014, primarily due to increases of $362.9 million, or 8.1%, in commercial mortgage loans, $143.3 million, or 9.1%, in residential mortgage loans, $72.2 million, or 24.2%, in real estate construction loans, and $5.0 million, or 0.2%, in commercial loans. The changes in loan balances and composition from December 31, 2014, are presented below:

	June 30, 2015	December 31, 2014	% Change
	(Dollars in thousands)
Commercial loans	$ 2,387,450	$ 2,382,493	0
Residential mortgage loans	1,713,312	1,570,059	9
Commercial mortgage loans	4,849,381	4,486,443	8
Equity lines	176,067	172,879	2
Real estate construction loans	370,828	298,654	24
Installment & other loans	4,970	3,552	40

Gross loans	$ 9,502,008	$ 8,914,080	7

Allowance for loan losses	(153,437)	(161,420)	(5)
Unamortized deferred loan fees	(10,207)	(12,392)	(18)

Total loans, net	$ 9,338,364	$ 8,740,268	7
Loans held for sale	$ -	$ 973	(100)

Total deposits were $9.34 billion at June 30, 2015, an increase of $555.4 million, or 6.3%, from $8.78 billion at December 31, 2014, primarily due to a $282.4 million, or 6.6%, increase in time deposits, a $144.8 million, or 9.4%, increase in money market deposits, a $92.4 million, or 11.9% increase in NOW deposits, and a $28.7 million, or 5.4% increase in savings deposits. The changes in deposit balances and composition from December 31, 2014, are presented below:

	June 30, 2015	December 31, 2014	% Change
	(Dollars in thousands)
Non-interest-bearing demand deposits	$ 1,671,970	$ 1,664,914	0
NOW deposits	871,126	778,691	12
Money market deposits	1,682,999	1,538,187	9
Savings deposits	562,602	533,940	5
Time deposits	4,550,166	4,267,728	7
Total deposits	$ 9,338,863	$ 8,783,460	6

ASSET QUALITY REVIEW

At June 30, 2015, total non-accrual loans were $66.1 million, a decrease of $11.5 million, or 14.9%, from $77.6 million at June 30, 2014, and a decrease of $4.1 million, or 5.9% from $70.2 million at December 31, 2014.

The allowance for loan losses was $153.4 million and the allowance for off-balance sheet unfunded credit commitments was $1.6 million at June 30, 2015, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The allowance for loan losses was $153.4 million at June 30, 2015, compared to $161.4 million at December 31, 2014, a decrease of $8.0 million, or 4.9%. The allowance for loan losses represented 1.61% of period-end gross loans, and 232.3% of non-performing loans at June 30, 2015. The comparable ratios were 1.81% of period-end gross loans, excluding loans held for sale, and 230.1% of non-performing loans at December 31, 2014. The changes in non-performing assets and troubled debt restructurings at June 30, 2015, compared to December 31, 2014, and to June 30, 2014, are highlighted below:

(Dollars in thousands)	June 30, 2015	December 31, 2014	% Change	June 30, 2014	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ -	$ -	-	$ 1,426	(100)
Non-accrual loans:
Construction loans	16,856	19,963	(16)	25,928	(35)
Commercial real estate loans	33,271	35,606	(7)	30,549	9
Commercial loans	7,878	6,983	13	11,570	(32)
Residential mortgage loans	8,047	7,611	6	9,526	(16)
Total non-accrual loans:	$ 66,052	$ 70,163	(6)	$ 77,573	(15)
Total non-performing loans	66,052	70,163	(6)	78,999	(16)
Other real estate owned	23,839	31,477	(24)	34,835	(32)
Total non-performing assets	$ 89,891	$ 101,640	(12)	$ 113,834	(21)
Accruing troubled debt restructurings (TDRs)	$ 100,012	$ 104,356	(4)	$ 111,136	(10)
Non-accrual loans held for sale	$ -	$ 973	(100)	$ -	-

Allowance for loan losses	$ 153,437	$ 161,420	(5)	$ 169,077	(9)
Allowance for off-balance sheet credit commitments	1,574	1,949	(19)	1,844	(15)
Allowance for credit losses	$ 155,011	$ 163,369	(5)	$ 170,921	(9)

Total gross loans outstanding, at period-end (1)	$ 9,502,008	$ 8,914,080	7	$ 8,565,278	11

Allowance for loan losses to non-performing loans, at period-end (2)	232.30%	230.06%		214.02%
Allowance for loan losses to gross loans, at period-end (1)	1.61%	1.81%		1.97%

(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

Troubled debt restructurings on accrual status totaled $100.0 million at June 30, 2015, compared to $104.4 million at December 31, 2014. These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers. Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40 and Accounting Standard Update 2011-02, these loans have been performing under the restructured terms and have demonstrated sustained performance under the modified terms. The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 0.8% at June 30, 2015, compared to 0.9% at December 31, 2014. Total non-performing assets decreased $11.7 million, or 11.6%, to $89.9 million at June 30, 2015, compared to $101.6 million at December 31, 2014, primarily due to a $7.6 million, or 24.3%, decrease in other real estate owned and a $4.1 million, or 5.9% decrease in non-accrual loans.

CAPITAL ADEQUACY REVIEW

At June 30, 2015, the Company's common equity Tier 1 capital ratio of 13.39%, Tier 1 risk-based capital ratio of 14.53%, total risk-based capital ratio of 15.81%, and Tier 1 leverage capital ratio of 12.99%, calculated under new capital rule effective January 1, 2015, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a common equity tier 1 capital ratio equal to or greater than 6.5%, a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2014, the Company's Tier 1 risk-based capital ratio was 14.96%, total risk-based capital ratio was 16.22%, and Tier 1 leverage capital ratio was 12.99% calculated based on earlier capital rule.

YEAR-TO-DATE REVIEW

Net income was $81.2 million, an increase of $14.9 million, or 22.4%, compared to net income of $66.3 million for the same period a year ago due primarily to increases in net interest income, a negative provision for credit losses, decreases in costs associated with debt redemption, decreases in other real estate owned expenses, and a decrease in income tax expense, partially offset by decreases in securities gains, increases operation expenses from amortization of investments in affordable housing and alternative energy partnerships, and increases in professional service expenses. Diluted earnings per share was $1.01 compared to $0.83 per share for the same period a year ago. The net interest margin for the six months ended June 30, 2015, was 3.46% compared to 3.37% for the same period a year ago.

Return on average stockholders' equity was 9.96% and return on average assets was 1.43% for the six months ended June 30, 2015, compared to a return on average stockholders' equity of 8.89% and a return on average assets of 1.24% for the same period of 2014. The efficiency ratio for the six months ended June 30, 2015, was 46.59% compared to 47.21% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its second quarter 2015 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 81807239. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 33 branches in California, nine branches in New York State, three in the Chicago, Illinois area, three in Washington State, two in Texas, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"); higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our pending merger with Asia Bancshares, Inc., including the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the risk that integration of Asia Bancshares' operations with those of the Company will be materially delayed or will be more costly or difficult than expected; the inability to close the merger in a timely manner; diversion of management's attention from ongoing business operations and opportunities; the failure to satisfy other conditions to completion of the merger; the failure of the proposed merger to close for any other reason; the challenges of integrating and retaining key employees; the effect of the announcement of the merger on the Company's, Asia Bancshares' or the combined company's respective customer relationships and operating results; and the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2014 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
(Dollars in thousands, except per share data)	2015	2014	% Change	2015	2014	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$94,754	$ 85,617	11	$182,680	$168,275	9
Reversal for credit losses	(2,150)	(3,700)	(42)	(7,150)	(3,700)	93
Net interest income after reversal for credit losses	96,904	89,317	8	189,830	171,975	10
Non-interest income	5,619	9,021	(38)	14,168	23,580	(40)
Non-interest expense	47,585	42,513	12	91,716	90,581	1
Income before income tax expense	54,938	55,825	(2)	112,282	104,974	7
Income tax expense	9,738	20,741	(53)	31,102	38,631	(19)
Net income	$45,200	$ 35,084	29	81,180	66,343	22

Net income per common share
Basic	$ 0.57	$ 0.44	30	$ 1.02	$ 0.83	23
Diluted	$ 0.56	$ 0.44	27	$ 1.01	$ 0.83	22

Cash dividends paid per common share	$ 0.14	$ 0.07	100	$ 0.24	$ 0.12	100

SELECTED RATIOS
Return on average assets	1.56%	1.29%	21	1.43%	1.24%	15
Return on average total stockholders' equity	10.93%	9.25%	18	9.96%	8.89%	12
Efficiency ratio	47.41%	44.92%	6	46.59%	47.21%	(1)
Dividend payout ratio	24.75%	15.89%	56	23.61%	14.40%	64

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.16%	4.13%	1	4.12%	4.14%	(0)
Total interest-bearing liabilities	0.87%	1.00%	(13)	0.88%	0.99%	(11)
Net interest spread	3.29%	3.13%	5	3.24%	3.15%	3
Net interest margin	3.51%	3.37%	4	3.46%	3.37%	3

CAPITAL RATIOS	6/30/2015 *	December 31, 2014	June 30, 2014
Common Equity Tier 1 capital ratio	13.39%	n/a	n/a
Tier 1 risk-based capital ratio	14.53%	14.96%	15.13%
Total risk-based capital ratio	15.81%	16.22%	16.43%
Tier 1 leverage capital ratio	12.99%	12.99%	12.65%

* Basel III rules became effective January 1, 2015, with transitional provisions. All prior period data is based on Basel I rules.

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	June 30, 2015	December 31, 2014	% change

Assets
Cash and due from banks	$ 166,933	$ 176,830	(6)
Short-term investments and interest bearing deposits	48,711	489,614	(90)
Securities available-for-sale (amortized cost of $1,547,642 in 2015 and $1,324,408 in 2014)	1,545,699	1,318,935	17
Loans held for sale	-	973	(100)
Loans	9,502,008	8,914,080	7
Less: Allowance for loan losses	(153,437)	(161,420)	(5)
Unamortized deferred loan fees, net	(10,207)	(12,392)	(18)
Loans, net	9,338,364	8,740,268	7
Federal Home Loan Bank stock	17,250	30,785	(44)
Other real estate owned, net	23,839	31,477	(24)
Affordable housing investments and alternative energy partnerships, net	160,419	104,579	53
Premises and equipment, net	97,616	99,682	(2)
Customers' liability on acceptances	26,378	35,656	(26)
Accrued interest receivable	27,747	25,364	9
Goodwill	316,340	316,340	-
Other intangible assets, net	2,948	3,237	(9)
Other assets	146,072	143,106	2

Total assets	$ 11,918,316	$ 11,516,846	3

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 1,671,970	$ 1,664,914	0
Interest-bearing deposits:
NOW deposits	871,126	778,691	12
Money market deposits	1,682,999	1,538,187	9
Savings deposits	562,602	533,940	5
Time deposits	4,550,166	4,267,728	7
Total deposits	9,338,863	8,783,460	6

Securities sold under agreements to repurchase	400,000	450,000	(11)
Advances from the Federal Home Loan Bank	210,000	425,000	(51)
Other borrowings for affordable housing investments	20,261	19,934	2
Long-term debt	119,136	119,136	-
Acceptances outstanding	26,378	35,656	(26)
Other liabilities	134,613	80,772	67
Total liabilities	10,249,251	9,913,958	3
Commitments and contingencies	-	-	-
Stockholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized, 84,232,727 issued and 80,025,162 outstanding at June 30, 2015, and 84,022,118 issued and 79,814,553 outstanding at December 31, 2014	842	840	0
Additional paid-in-capital	790,897	789,519	0
Accumulated other comprehensive loss, net	(2,782)	(5,569)	(50)
Retained earnings	1,005,844	943,834	7
Treasury stock, at cost (4,207,565 shares at June 30, 2015, and at December 31, 2014)	(125,736)	(125,736)	-

Total equity	1,669,065	1,602,888	4
Total liabilities and equity	$ 11,918,316	$ 11,516,846	3

Book value per common share	$20.71	$20.00	4
Number of common shares outstanding	80,025,162	79,814,553	0

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 104,995	$ 97,454	$ 205,095	$ 190,186
Investment securities	5,346	6,708	9,120	14,284
Federal Home Loan Bank stock	1,677	421	2,258	871
Deposits with banks	368	479	847	928

Total interest and dividend income	112,386	105,062	217,320	206,269

INTEREST EXPENSE
Time deposits of $100,000 or more	6,801	6,748	13,574	13,412
Other deposits	5,340	4,429	10,133	8,457
Securities sold under agreements to repurchase	3,934	6,943	7,859	13,873
Advances from Federal Home Loan Bank	117	497	210	696
Long-term debt	1,440	828	2,864	1,556

Total interest expense	17,632	19,445	34,640	37,994

Net interest income before reversal for credit losses	94,754	85,617	182,680	168,275
Reversal for credit losses	(2,150)	(3,700)	(7,150)	(3,700)

Net interest income after reversal for credit losses	96,904	89,317	189,830	171,975

NON-INTEREST INCOME
Securities (losses)/gains, net	(3,332)	506	(3,353)	6,466
Letters of credit commissions	1,391	1,520	2,659	2,988
Depository service fees	1,293	1,306	2,594	2,669
Other operating income	6,267	5,689	12,268	11,457

Total non-interest income	5,619	9,021	14,168	23,580

NON-INTEREST EXPENSE
Salaries and employee benefits	24,463	23,391	47,079	46,842
Occupancy expense	3,986	3,896	8,007	7,758
Computer and equipment expense	2,292	2,534	4,794	4,836
Professional services expense	6,287	5,263	11,639	10,419
FDIC and State assessments	2,244	2,277	4,504	4,431
Marketing expense	1,321	1,519	2,141	2,083
Other real estate owned (income)/expense	(1,786)	(377)	(1,303)	382
Amortization of investments in low income housing and alternative energy partnerships	5,467	1,018	7,850	3,454
Amortization of core deposit intangibles	147	124	324	296
Cost associated with debt redemption	-	(555)	-	2,821
Other operating expense	3,164	3,423	6,681	7,259

Total non-interest expense	47,585	42,513	91,716	90,581

Income before income tax expense	54,938	55,825	112,282	104,974
Income tax expense	9,738	20,741	31,102	38,631
Net income	$ 45,200	$ 35,084	81,180	66,343
Net income per common share:
Basic	$ 0.57	$ 0.44	$ 1.02	$ 0.83
Diluted	$ 0.56	$ 0.44	$ 1.01	$ 0.83

Cash dividends paid per common share	$ 0.14	$ 0.07	$ 0.24	$ 0.12
Basic average common shares outstanding	79,939,197	79,642,993	79,887,699	79,619,506
Diluted average common shares outstanding	80,698,994	80,046,471	80,505,265	80,042,946

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	Three months ended,
(In thousands)	June 30, 2015		June 30, 2014		March 31, 2015

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 9,334,945	4.51%	$ 8,409,737	4.65%	$ 9,078,177	4.47%
Taxable investment securities	1,357,118	1.58%	1,510,183	1.78%	1,164,032	1.31%
FHLB stock	21,338	31.52%	27,979	6.04%	30,271	7.78%
Deposits with banks	123,058	1.20%	252,552	0.76%	169,633	1.15%

Total interest-earning assets	$10,836,459	4.16%	$10,200,451	4.13%	$10,442,113	4.08%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 836,840	0.16%	$ 702,216	0.18%	$ 798,985	0.16%
Money market deposits	1,642,420	0.60%	1,303,129	0.62%	1,538,722	0.60%
Savings deposits	581,959	0.15%	523,684	0.17%	532,372	0.14%
Time deposits	4,444,150	0.82%	4,260,700	0.81%	4,304,872	0.83%
Total interest-bearing deposits	$ 7,505,369	0.65%	$ 6,789,729	0.66%	$ 7,174,951	0.65%
Securities sold under agreements to repurchase	400,000	3.94%	700,000	3.98%	403,333	3.95%
Other borrowed funds	139,039	0.34%	222,618	0.90%	100,072	0.38%
Long-term debt	119,136	4.85%	119,760	2.77%	119,136	4.85%
Total interest-bearing liabilities	8,163,544	0.87%	7,832,107	1.00%	7,797,492	0.88%

Non-interest-bearing demand deposits	1,669,310		1,498,654		1,665,791

Total deposits and other borrowed funds	$ 9,832,854		$ 9,330,761		$ 9,463,283

Total average assets	$11,644,117		$10,930,390		$11,202,861
Total average equity	$ 1,658,204		$ 1,521,892		$ 1,627,337

	For the six months ended,
(In thousands)	June 30, 2015		June 30, 2014

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 9,207,271	4.49%	$ 8,284,159	4.63%
Taxable investment securities	1,261,108	1.46%	1,545,715	1.86%
FHLB stock	25,780	17.66%	26,525	6.62%
Deposits with banks	146,217	1.17%	200,684	0.93%

Total interest-earning assets	$10,640,376	4.12%	$10,057,083	4.14%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 818,017	0.16%	$ 692,544	0.17%
Money market deposits	1,590,857	0.60%	1,289,503	0.62%
Savings deposits	557,302	0.15%	511,107	0.12%
Time deposits	4,374,896	0.83%	4,216,128	0.81%
Total interest-bearing deposits	$ 7,341,072	0.65%	$ 6,709,282	0.66%
Securities sold under agreements to repurchase	401,657	3.95%	703,591	3.98%
Other borrowed funds	119,663	0.35%	199,066	0.71%
Long-term debt	119,136	4.85%	120,444	2.61%
Total interest-bearing liabilities	7,981,528	0.88%	7,732,383	0.99%

Non-interest-bearing demand deposits	1,667,561		1,472,109

Total deposits and other borrowed funds	$ 9,649,089		$ 9,204,492

Total average assets	$11,424,708		$10,788,970
Total average equity	$ 1,642,856		$ 1,504,147

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

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CONTACT: Heng W. Chen (626) 279-3652